Filed pursuant to Rule 433

Registration No. 333-174268

June 27, 2012

Final Term Sheet

EUR 1,000,000,000 1.875% Global Bonds due 2019

To be fungible with and form a single issuance with KfW’s EUR 4,000,000,000 1.875%

Global Bonds due 2019 issued on March 20, 2012

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	EUR 1,000,000,000

Denomination:	EUR 1,000

Maturity:	March 20, 2019

Redemption Amount:	100%

Interest Rate:	1.875% per annum, payable annually in arrears

Date of Pricing:	June 27, 2012

Closing Date:	July 5, 2012

Interest Payment Dates:	March 20 in each year

Accrued Interest:	EUR 5,496,575.34 from, and including, March 20, 2012, to, but excluding, July 5, 2012 (for aggregate principal amount of EUR 1,000,000,000)

Currency of Payments:	EUR to CBF USD to DTC bondholder unless the bondholder elects EUR

Price to Public/Issue Price:	102.328%, plus Accrued Interest

Underwriting Commissions:	0.15%

Proceeds to Issuer:	102.178%, plus Accrued Interest

Format:	SEC-registered global notes

Listing:	Frankfurt Stock Exchange (regulated market)

Business Day:	For payments in EUR: Frankfurt For payments in USD: Frankfurt and New York

Business Day Convention:	Following, unadjusted

Day Count Fraction:	Actual/Actual ICMA

Governing Law/Jurisdiction:	German Law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	DTC, CBF (CBL, Euroclear)

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

ISIN:	DE000A1MBB62

Ratings of Issuer: [1]	AAA by Standard & Poor’s, Aaa by Moody’s Investors Service and AAA by Fitch Ratings.

[1]

A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Managers:	Crédit Agricole CIB DZ BANK AG The Royal Bank of Scotland

Stabilization Manager:	The Royal Bank of Scotland plc

Registrar and Paying Agent:	Deutsche Bank Aktiengesellschaft

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the notes is available under the following link: http://www.sec.gov/Archives/edgar/data/821533/000104746911005440/a2204290z424b3.htm . KfW’s base prospectus relating to the notes is available through the following link: http://www.sec.gov/Archives/edgar/data/821533/000104746911005435/a2204267z424b3.htm . Alternatively, RBS will arrange to send you the prospectus, which you may request by calling toll-free +1-866-884-2071.